UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

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FORM 8-K

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CURRENT REPORT
Pursuant to Section 13 or 15(d)
of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported)

August 18, 2015

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FLUIDIGM CORPORATION
(Exact name of registrant as specified in its charter)

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Delaware	001-34180	77-0513190
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
7000 Shoreline Court, Suite 100
South San Francisco, California 94080
(Address of principal executive offices, including zip code)
(650) 266-6000
(Registrant’s telephone number, including area code)
(Former name or former address, if changed since last report)
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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On August 18, 2015, Fluidigm Corporation (the “Company”), Fluidigm Canada Inc., a wholly-owned subsidiary of the Company (“Fluidigm Canada”), and Rodick Equities, Inc. (the “Landlord”) entered into an office lease dated as of August 17, 2015 (the “Lease”), relating to the lease of approximately 41,145 square feet of office, laboratory, and warehouse space (the “New Space”) at a facility located at 1380 Rodick Road in Markham, Ontario, Canada (the “Building”). Pursuant to the terms of the Lease, it is expected that Fluidigm Canada will be in possession of the New Space commencing on or about August 27, 2015, and that the Lease and rental obligations thereunder will commence on April 1, 2016 for a term of ten years. Fluidigm Canada is obligated to pay certain operating expenses and real property taxes during the term of the Lease. Additionally, the Lease provides Fluidigm Canada with an option to renew the Lease for an additional five years at the then prevailing market rent, and a right of first offer on certain additional space in the Building, beginning April 1, 2017 until March 31, 2026.
As required by the Lease, on August 18, 2015, the Company and the Landlord entered into an indemnity agreement pursuant to which the Company agreed to indemnify the Landlord from any loss, costs or damages arising out of any failure by Fluidigm Canada and the Company to observe or perform any of the terms, covenants and conditions contained in the Lease (the “Indemnity Agreement”).
The foregoing summary of the Lease and Indemnity Agreement are not complete and are qualified in their entirety by reference to the Lease and the Indemnity Agreement, respectively, each of which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ending September 30, 2015.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FLUIDIGM CORPORATION

Date: August 24, 2015	By:	/s/ Vikram Jog
Vikram Jog Chief Financial Officer